Exhibit 10.29

COMPLETE CLAIMS PROCESSING, INC.

FORM OF BILLING AND CLAIMS PROCESSING SERVICES AGREEMENT

This Billing and Claims Processing Services Agreement (the “Agreement”) is made this _____ day of _____________, 20___ (the “Effective Date”) by and among  ____________________________, M.D., an individual resident of the State of ___________________, doing business as ______________________________at __________________________________________________ (“Physician”), Complete Claims Processing, Inc., a Delaware corporation (“CCPI”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077 and Targeted Medical Pharma, Inc., a Delaware corporation (“TMP”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077.

RECITALS

A.           Physician owns and operates a medical practice located at the above address (the “Practice”), and provides professional services through one or more duly licensed physicians.  Physician prescribes and dispenses certain TMP Products (the “Products”) to Physician’s Patients (as defined below) in Physician’s Practice, which Products the Physician purchases from TMP.

B.           CCPI provides billing and claims processing services with respect to the Products to medical practices designed to reduce errors, payment turn-around time and increase overall efficiency through the filing of claims electronically and/or manually with insurance companies, governmental programs and other payors (the “Payors”).

C.           Physician desires to obtain from CCPI, and CCPI desires to provide to Physician, billing and claims processing services with respect to the Products (collectively, “Services”), as set forth herein, subject to the terms and conditions of this Agreement.  Physician may elect to utilize the Services of CCPI for the billing of other services charged by and goods sold by Physician.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree to the foregoing recitals and as follows:

ARTICLE I
PARTIES’ RESPONSIBILITIES

1.1         Services.  Physician hereby engages and authorizes CCPI, and appoints CCPI as its true and lawful agent and attorney-in-fact, to provide Services and perform other actions related thereto, as set forth in Exhibit A hereto, on behalf and in the name of Physician with respect to the provision of the Products to the Patients.  Any Patient or Payor is hereby authorized to rely upon this delegation of authority in its dealings with CCPI as the agent of Physician for the above purposes.

1.2         Physician’s Responsibilities

(a)          Maintenance of Licenses.  During the Term of this Agreement, Physician shall maintain in good standing all licenses, consents, certifications, accreditations and approvals necessary to conduct the Practice.

(b)          Payor Agreements. Physician shall maintain in good standing all agreements with Payors to whom CCPI will be submitting claims on Physician’s behalf after any such agreements are entered into by Physician and each Payor, including, without limitation, those agreements established because of a request by CCPI.

(c)          Compliance with Laws.  Physician shall conduct the Practice in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of the Practice, including without limitation, compliance with the following requirements:

(i)          Physician has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below).  Physician has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices.  For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the Health Insurance Portability and Accountability Act of 1996 and the California Confidentiality of Medical Information Act (“CMIA”).

(ii)        Physician and Physician’s agents, employees or staff have not and shall not engage in any conduct that violates any Health Care Laws and Practices, including, without limitation, engaging in any unlawful kickbacks or any unlawful self-referral practices.

(iii)      Physician is fully qualified for participation in the Medicare and California Workers’ Compensation programs.

(d)          Physician Information.  Physician shall furnish CCPI with Physician’s fee schedule, provider number, tax identification number, state license number, DEA registration, copies of all contracts with Payors, and other documents and information reasonably necessary to enable CCPI to provide the Services.  In addition, Physician shall provide CCPI with complete, accurate and legible documentation (“Billing Packet”) for Products dispensed by Physician and for whom CCPI will provide the Services.  As permitted by applicable law, a Billing Packet shall include personal and insurance data as obtained from the Patient, guarantor and/or third party payor, as well as information from the medical records of the Patient, as prepared by Physician regarding the care of Patient.  Physician understands and acknowledges that the efficient and effective provision of Services by CCPI is dependent upon CCPI receiving correct, legible and complete billing data from Physician.  Physician shall maintain copies of all information submitted to CCPI.

(e)          Cooperation.  Physician shall act in good faith and cooperate with CCPI to assist CCPI in carrying out its obligations and in providing Services hereunder, including, without limitation, executing all documents and taking all other actions reasonably requested of Physician by CCPI to facilitate the billing and payment of any and all claims submitted by CCPI on Physician’s behalf.  Physician shall act in good faith and cooperate with CCPI and TMP in all compliance, pharmacy contracting and patient safety matters including but not limited to provision of documentation necessary in the course of billing and collections, assistance in the case of product recall, renewal of expiring documents.  In order to comply with pharmacy benefit manager requirements, Physician grants CCPI the right to deactivate Physician’s NCPDP number if Physician ceases to dispense consistently, unless Physician provides CCPI with documentation confirming reasonably consistent dispensing of products for which CCPI does not provide billing and collection services.

(f)          Physician Bank Account.  Physician shall establish a bank account (the “Physician Bank Account”) to which CCPI shall deposit (as provided in Section 2.2 below) the gross collections of all claims paid by Payors less the Fee (as defined below) less the Invoice Amount Due (as defined below) with respect to Products sold by TMP to Physician (“Physician’s Payment”).  Physician shall notify CCPI and the Bank (as defined below) of the account information for this account, including, without limitation, bank name, routing information and account number.

(g)          Invoices for Products.  Physician shall purchase Products from TMP at the average wholesale price (the “AWP”) as may be set from time to time by TMP, plus any applicable taxes and shipping (together, the “Gross Invoice Amount”).  TMP shall issue an invoice with respect to each Product sold to Physician upon shipment of Products to Physician.  Physician shall be entitled to a discount on the price of the Products on each invoice if such invoice is paid within certain timely pay discount terms described herein.  The discounts shall be either a) _____  for Products other than generic pharmaceutical products and ______ for generic pharmaceutical products if payment is received by TMP within 120 days of issuance date of the invoice by TMP for shipment of Product to Physician (“Invoice Date”), or b) _____  for Products other than generic pharmaceutical products and ______ for generic pharmaceutical products if payment is received by TMP within 360 days of Invoice Date.  The “Net Invoice Amount” shall be the AWP minus any applicable timely payment discount under such invoices plus taxes and shipping.  For purposes of this paragraph, all Products sold by TMP to Physician other than Products for which TMP receives payment within 120 day terms shall be known as “Net 360 Products.”  Physician shall be responsible for paying TMP the Net Invoice Amount under such invoices for all Net 360 Products within three hundred and sixty (360) days from the issuance date of each such invoice (“Net 360 Invoice”) provided, however, the term of a Net 360 invoice shall be extended to seven hundred and twenty (720) days if the claim is for Products provided by Physician to a Workers’ Compensation patient and such claim has not been paid by the applicable Workers’ Compensation payor because the claim is subject to review and a bona fide dispute by such applicable Workers’ Compensation payor (each a “Disputed Workers’ Compensation Claim”).  Physician’s obligation to pay the Net Invoice Amount for the Net 360 Products under each Net 360 Invoice shall be paid and satisfied directly from any payments made by Payors with respect to such Net 360 Invoice, which Net 360 Invoice and payments will be matched on a one-to-one basis, matching the Net 360 Products sold under each Net 360 Invoice to the payment for the Net 360 Products by the applicable Payor.  Conversely, if the applicable Payor does not pay for the Net 360 Products, refuses to pay a claim for the Net 360 Products or only partially pays the claim for the Net 360 Products before the due date under a Net 360 Invoice, Physician shall directly pay TMP the Net Invoice Amount or the amount of the shortfall needed to equal Net Invoice Amount which is still owed under such Net 360 Invoice prior to the due date under the Net 360 Invoice provided, however, that the due date for Disputed Workers’ Compensation Claims shall be extended to seven hundred and twenty (720) days.  Physician shall promptly notify CCPI and TMP, through utilization of the appropriate billing software, as to whether an invoice is a Net 120 Invoice or a Net 360 Invoice.  After a reasonable request is made by Physician, CCPI and TMP shall notify Physician within ten (10) business days regarding any claim related to a Net 360 Invoice that a Payor has failed to or refused to pay, provided, however, that Physician shall not make such a request earlier than sixty (60) days prior to the due date under such Net 360 Invoice.  For purposes of this Agreement, “Invoice Amount Due” shall be defined as Net Invoice Amount for invoices paid within discount terms or Gross Invoice Amount plus any interest due for invoices paid beyond discount terms, as applicable.

If insurance companies, governmental programs or other payors fail or refuse to pay a claim due to a material error or omission solely caused by CCPI or due to CCPI’s malfeasance, which CCPI is unable to correct, then Physician shall receive a credit to be deducted from any outstanding invoices owed by Physician to TMP for any such refused claims in an amount equal to the Invoice Amount Due per the original invoice for Product.  If a Payor fails or refuses to pay a claim due to Physician’s failure to provide adequate documentation, malfeasance, or an error or omission caused by Physician, which Physician is unable to correct, Physician shall remain obligated for full payment of Invoice Amount Due for any invoices owed by Physician for any such refused claims, notwithstanding the Payor’s refusal of the claim.  Physician shall pay all invoices not paid within discount terms at Gross Invoice Amount within 30 days after the end of the Net 360 payment term as may be adjusted for any Disputed Worker’s Compensation Claim.  Physician shall owe a late fee penalty for any late payment of the Gross Invoice Amount, which shall accrue at an annual rate of twenty percent (20%) compounded monthly or the maximum amount allowed by law, whichever is lower, from the due date of the Gross Invoice Amount until payment is received.

(h)          Title; Risk of Loss.  All Products shall be shipped F.O.B. at the place of business of TMP or its distributor, as applicable, where shipment originates.  Title and risk of loss shall pass to Physician upon TMP’s or its distributor’s delivery of the Products to the carrier.  TMP and Physician shall mutually agree in good faith on a suitable carrier for delivery of the Products to Physician.

(i)          Security Interest.  Physician hereby grants to TMP a first priority purchase money security interest in each of the Products sold by TMP to Physician and the proceeds from the sale thereof in whatever form payment may be made, including, without limitation, accounts receivable and cash proceeds from the sale of Products.  Physician authorizes TMP to file and shall cooperate in the filing of any and all necessary documents, including, without limitation, financing statements to perfect such security interest in any applicable jurisdiction where the Products or proceeds may be located.

(j)          Co-payments.  If the Physician does not elect to utilize CCPI’s billing and collection services (as described in Section (m) of Exhibit A) with respect to the collection of co-payments from Patients and/or elects to collect co-payments from the Patients directly, Physician promises to comply with any and all laws regarding collection of co-payments, including, without limitation, the Health Care Laws and Practices.  Physician shall make a good faith effort to collect any such co-payments, unless Physician determines that the applicable Patient has a bona fide financial hardship and properly documents and confirms such hardship in writing.

(k)          Returns and Exchanges.  Products may not be returned or exchanged.

ARTICLE II
COMPENSATION; DEPOSITS

2.1         Fees.  As payment for the Services provided by CCPI hereunder, Physician shall compensate CCPI in the amount of Twenty Percent (20%) of collections on all claims submitted by CCPI on Physician’s behalf plus One Hundred Percent (100%) of penalties and interest collected (together, the “Fee”), which Fee shall be paid according to the terms of this Article 2.  For the avoidance of doubt, the Fee shall be in addition to the Invoice Amount Due, which Physician shall owe to TMP and be paid to TMP for Physician’s purchasing of the Products from TMP.

2.2         CCPI Bank Account.  For purposes of this Section 2.2 and 2.3, the Workers’ Compensation payors and private insurance payors are referred to as the “Non-Segregated Payors” and the Medicare payors are referred to as the “Segregated Payors.”  CCPI shall open a bank account over which CCPI shall have exclusive domain and control (“CCPI Bank Account”) with a Bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and, except as provided otherwise in this Section 2.2 of this Agreement, shall deposit therein all collections it receives on behalf of the Physician from the Non-Segregated Payors.  Within fifteen business days after the end of each month, CCPI shall remit to Physician the Physician’s Payment and shall transfer to TMP (a) the Invoice Amount Due and (b) all amounts owed by Physician to TMP under any Net 360 Invoices, which both (a) and (b) relate to payments received by CCPI from any private payors or Workers’ Compensation payors.

2.3         Special Bank Account.  Notwithstanding any terms herein to the contrary, CCPI shall be responsible for processing claims for payment from the Segregated Payors in the name of the Physician and on Physician’s behalf in accordance with the terms of this Agreement.  All of the payments with respect to such claims shall be made by check (or electronic funds transfer) payable to the Physician and shall be deposited into a bank account with a bank designated by the Physician and whose deposits are insured by the FDIC (the “Special Account Bank”) under the exclusive domain and control of the Physician (the “Special Bank Account”).  Physician shall, however, effective as of the Effective Date, enter into and maintain a Depository Agreement with Special Account Bank addressing the Special Account in substantially the form attached hereto as Exhibit B (“Depository Agreement”) or in such other form as is acceptable to the Special Account Bank, CCPI and Physician, which in any event shall include provisions which: (i) provide for the weekly sweep (on a weekday to be determined by the parties) of Physician’s Payment from the claims payments made by the Segregated Payors with respect to Products sold under Net 360 Invoices of the funds from the Special Bank Account into the Physician Bank Account and the remainder of the claims payments to a bank account of CCPI’s choosing (“CCPI Second Bank Account”); (ii) provide for the immediate notification by the Special Account Bank to CCPI in the event that the Physician terminates or modifies any instructions to the Special Account Bank or the Depository Agreement; and (iii) are otherwise consistent with the terms of this Agreement..  On the business day immediately prior to the weekly sweep, CCPI shall provide a statement to the Special Account Bank, which statement shall (a) detail the weekly sweep payment to be made to the CCPI Second Bank Account, which relate to Patient claims paid by Segregated Payors, and (b) detail the weekly sweep payment to be made to the Physician Bank Account.  Physician agrees he, she or it will not: (x) take any actions that interfere with the transfer of funds from the Special Bank Account to the CCPI Second Bank Account as provided in this Section 2.3 and in the Depository Agreement; (y) remove, withdraw or authorize the removal or withdrawal of any funds from the Special Bank Account for any purpose except to accomplish the transfer of funds provided in this Section 2.3 of this Agreement or in the Depository Agreement; or (z) instruct any Segregated Payor to make payments to any account or location other than that Special Bank Account or take any other actions contrary to the terms of this Section 2.3, and Physician acknowledges and agrees that any such actions will, notwithstanding Physician’s ultimate control over the Special Bank Account, constitute a material breach by Physician of the covenants in favor of CCPI hereunder.  Physician further agrees that during the Term (as defined below), the Special Account Bank may not provide financing to Physician or act on the behalf of another party in connection with the provision of such financing.  Upon receipt of funds into CCPI Second Bank Account, CCPI shall transfer funds to TMP for the Invoice Amount Due along with all amounts owed by Physician to TMP under any Net 360 Invoices, which relate to payments received by CCPI from the claims payments made by the Segregated Payors.

2.4         Adjustments.  In the event that CCPI (a) pays any adjustments or charge backs to a Payor; or (b) is requested to make and makes a refund due to any overpayment by a Payor (“Adjustments”), related to any Physician claims previously paid to CCPI on behalf of Physician, where Physician has already been paid his or her Physician’s Payment or received his or sweep to his or her Physician Bank Account from the Special Bank Account related to such Physician claim, then the next Physician’s Payment owing to the Physician shall be reduced by (i) the amount of such Adjustment and (ii) the amount of Fee to which CCPI was originally entitled for collection of the adjusted charge, unless such Adjustment was due to an error by CCPI.  If, due to an act or omission of Physician, a payment claim or billing has been submitted erroneously, Physician shall correct the error on such claim or billing, and shall pay CCPI the additional Fee for resubmission of such payment, claim or billing calculated in accordance with Section 2.1.

2.5         Statement.  CCPI shall forward to Physician a statement of all Physician Payments and Fees paid on a monthly basis, accompanied by confirmation reports from the respective Payors relating to all submitted claims.

2.6         Disputes and Reconciliation.  The parties shall make an effort to resolve any dispute or disagreement related to the compensation due for Services hereunder by meeting and conferring and attempting reasonably and in good faith to resolve such dispute or disagreement.  If, notwithstanding the parties’ good faith effort to resolve such dispute or disagreement they are unable to reach a mutually agreeable solution, the matter shall be referred to arbitration as set forth in Section 6.2 below.

ARTICLE III
TERM AND TERMINATION

3.1         Term.  The term of this Agreement (the “Term”) shall be for a period of One (1) year and shall commence on ______________, 20___.  Thereafter, the term of this Agreement shall automatically renew for successive one (1) year periods unless earlier terminated by the parties in accordance with this Agreement.

3.2         Mutual Termination.  This Agreement may be terminated at any time upon the written mutual consent of the parties.  In the case of retirement of Physician, the parties agree to enter good faith negotiations toward a mutual termination hereunder. The death or total disability of Physician shall be deemed to be a Mutual Termination.

3.3         Termination Without Cause.  This Agreement may be terminated by CCPI or Physician without cause upon thirty (30) days prior written notice to the other party.

3.4         Termination For Cause.  Either party may terminate this Agreement at any time by giving written notice via certified mail to the other party if:

(a)          The other party fails to comply with the terms of this Agreement or commits a material breach, and such non-compliance or breach remains uncured for a period of thirty (30) days following receipt or written notice from the non-breaching party specifying such non-compliance in reasonable detail; or

(b)          The other party applies for or consents to the appointment of a receiver, trustee or liquidator of the other party or of all or a substantial part of his, her or its assets, or makes a general assignment for the benefit of creditors, takes advantage of any insolvency law, declares bankruptcy or becomes subject to an involuntary bankruptcy proceeding, becomes insolvent or commences liquidation, or ceases his, her or its operations for any reasons.

3.5         Legal Event Renegotiation or Termination.

(a)          Legal Event.  Notwithstanding any other provision of this Agreement, if, subsequent to the effective date hereof, the governmental agencies that administer the Medicare, Medicaid, or other federal programs (or their representatives or agents), or any other federal, state or local governmental or non-governmental agency, or any court or administrative tribunal passes, issues, or promulgates any law, rule, regulation, standard, interpretation, order, decision, or judgment, including but not limited to those relating to any safe harbor regulations pursuant to the anti-kickback statute or any self-referral regulations pursuant to the Stark law (collectively or individually, “Legal Event”), which, in the good faith judgment of one party (the “Noticing Party”), materially and adversely affects either party’s licensure, accreditation, certification, or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any federal, state, or local governmental or non-governmental payor, or which subjects the Noticing Party to a risk of prosecution or civil monetary penalty, or which, in the good faith judgment of the Noticing Party, indicates a safe harbor rule or regulation with which the Noticing Party desires further compliance, then the Noticing Party may give the other party notice of intent to amend or terminate this Agreement in accordance with Section 3.5(b) below.

(b)          Notice.  The Noticing Party shall give notice to the other party together with written advice of counsel setting forth the following information: (i) the Legal Event(s) giving rise to the notice; (ii) the consequences of the Legal Event(s) as to the Noticing Party; and (iii) the Noticing Party’s intention to either:  (A) terminate this Agreement due to unacceptable risk of prosecution or civil monetary penalty; or (B) amend this Agreement, together with a statement that the purpose thereof is one (1) or more of the following: to further comply with any safe harbor rules or regulations created or affected by the Legal Event(s); to satisfy any licensure, accreditation, or certification requirements created or affected by the Legal Event(s); to preserve the Noticing Party’s ability to refer, accept referrals, or present bills or claims to or from the other party or any other person or entity; and/or to eliminate or minimize the risk of prosecution or civil monetary penalty.

(c)          Renegotiation or Termination.  In the event of notice under Section 3.5(b) above, the parties shall have ten (10) days from the giving of such notice (“Renegotiation Period”) within which to attempt in good faith to amend this Agreement in accordance with the Noticing Party’s proposal (if any) or otherwise as the parties may agree.  If this Agreement is not so amended within the Renegotiation Period, this Agreement shall terminate as of midnight on the tenth (10th) day after said notice was given.  Except as otherwise required by applicable law, any amounts owing to either party hereunder shall be paid, on a pro rata basis, up to the date of such termination, and any obligation hereunder that is to continue beyond expiration or termination shall so continue pursuant to its terms.  All written advice of counsel presented by the Noticing Party hereunder, and any corresponding written advice given by the other party in response, shall be deemed confidential and given solely for purposes of renegotiation and settlement of a potential dispute, and shall not be deemed disclosed so as to waive any privileges otherwise applicable to said written advice.

3.6         Rights and Remedies Upon Termination.  Upon the termination of this Agreement by either party:

(a)          Fees; Physician’s Payments.  CCPI shall be entitled to receive the Fees due or owing to CCPI hereunder with respect to claims processed and submitted on behalf of Physician up to the termination date, including any outstanding claims as of termination date.   No Physician’s Payments will be made after termination date until all amounts due to CCPI for Fees and all amounts due to TMP for Invoice Amounts Due for product purchases by Physician plus any accrued interest are paid in full.  Physician shall be entitled to receive Physician’s Payments thereafter with respect to claims processed and submitted on behalf of Physician up to the termination date.

(b)          Continued Cooperation.  Physician shall continue to cooperate with CCPI in the collection of all invoices hereunder after termination in accordance with paragraph 1.2.  Physician shall be responsible for payment to CCPI, and CCPI may deduct from any amounts due to Physician, additional collection costs incurred by CCPI as a result of termination or non-cooperation.

(c)          Records.  Upon the termination of this Agreement for any reason and full payment of all amounts due to CCPI and TMP, CCPI shall return all books, records, charts, fee slips, remittances, EOBs, billing statements, patient account information, bank deposit slips, checks, correspondence, notes, reports and any other information or data, in any form or format, related to Physician’s accounts and the billing services provided by CCPI (the “Records”) which are in CCPI’s possession or under CCPI’s control.  CCPI shall delete all of Physician’s records that constitute PHI (as defined in Exhibit C) from CCPI’s computer systems.

ARTICLE IV
RECORDS

4.1         Maintenance of Records.   During the term of this Agreement, CCPI shall be authorized to maintain at its offices and use billing and other records, claims, instruments, forms and other documents (collectively, “Documents”) prepared by or on behalf of Physician and/or the Practice, as may be necessary for the performance of CCPI’s duties and obligations hereunder.  Physician shall obtain, prior to disclosure to CCPI, any and all consents, approvals and authorizations from Patients or from others necessary to permit CCPI to obtain and maintain such Documents.  Subject to Section 3.6, CCPI and Physician shall each maintain such Documents for a period of not less than six (6) years.  Physician shall maintain all medical records of Patients.

4.2         Confidential Material.  Each party acknowledges that in performance of his, her or its duties and obligations hereunder, the parties, their respective officers, directors, partners, employees, contractors, agents and representatives (collectively, “Personnel”) will gain knowledge of, have access to, and otherwise have disclosed to them, Confidential Information (defined below).  Each party agrees that his, her or its  Personnel shall not, at any time during or after the term of this Agreement or any renewal thereof, without the express prior written consent of the other party, either directly or indirectly divulge, disclose or communicate in any manner whatsoever to any person not employed by or affiliated with the other party any confidential or proprietary information regardless of the form or format, or the means by which such Personnel become aware of such information, nor shall such Personnel use such information for their personal use or for the benefit of others.  Confidential Information shall be used solely in connection with each party’s performance of his, her or its duties and obligations hereunder and shall not be used in any other manner whatsoever.  “Confidential Information” shall mean any matters relating to the business, operations, proprietary information or future plans of each party including, but not limited to, existing or potential Patients, referral sources, third party payors, rates of payment, methods of operations, utilization review, quality assurance or risk management programs, trade secrets, pricing policies, marketing and development plans, business, financial and personnel records and reports, technical or related documentation, plans, policies, procedures, programs, protocols or other data or intellectual property.  The parties hereto stipulate that, as between them, such matters are important, material, proprietary, and confidential, and as valuable, special and unique assets of each party gravely affect the conduct of the business of such party and the goodwill he, she or it maintains.  In addition, neither party shall disclose, without express prior written consent of the other party, to any other person the specific terms of this Agreement.

4.3         Audits.  Should Physician, CCPI or TMP be subject to an audit or investigation by any third party payor or government agency, or pursuant to any local, state or Federal regulation or statute, then CCPI, TMP and Physician shall fully cooperate with each other.  Cooperation shall include but not be limited to providing copies of all relevant documents reasonably requested by the other party in order to respond to such audit.  CCPI and Physician shall be responsible for their own costs incurred in connection with any audit.

4.4         HIPAA.  Each party hereto shall strictly comply with all state and federal laws and regulations regarding confidentiality of patient medical records.  In addition, the parties have entered into the HIPAA Business Associate Addendum attached hereto as Exhibit C.

4.5         Survival.  This Article IV shall survive the expiration or earlier termination of this Agreement.

ARTICLE V
RELATIONSHIP BETWEEN THE PARTIES

5.1         Independent Contractors.  The parties are and at all times shall be independent contractors with respect to each other and in meeting their duties and responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Physician, CCPI and TMP.  Neither party shall have any obligation under this Agreement to compensate or pay applicable taxes for or provide employee benefits of any kind (including contributions to government mandated, employment-related insurance and similar programs) to or on behalf of the other party or any other person employed or retained thereby.

5.2         Fair Value Warranty.  Each party represents and warrants on behalf of itself, that the aggregate benefit given or received under this Agreement has been determined in advance through a process of arms-length negotiations that were intended to achieve an exchange of goods and/or services consistent with fair market value under the circumstances, and that any benefit given or received under this Agreement is not intended to induce, does not require, and is not contingent upon, the admission, recommendation or referral of any Patient, directly or indirectly, and further, is not determined in any manner that takes into account the value of business generated between the parties.

5.3         Control Retained by Physician.  Physician shall at all times have ultimate responsibility and authority for the operation of the Practice.  CCPI shall perform its functions strictly in a billing and claims processing service capacity and shall not have any authority over or responsibility for the practice of medicine by Physician or other physicians performing services at the Practice and shall not in any manner be responsible for the operation of the Practice or dispensing or prescription of the Products.  Physician shall be solely responsible for the dispensing of the Products and determination of medical necessity of the Products.  By entering into the Agreement, Physician retains control of and does not delegate to CCPI any powers, duties or responsibilities vested in Physician by law.

5.4         No Requirement to Use Billing Services.  Physician, CCPI and TMP acknowledge and agree that Physician was not required to utilize CCPI’s billing services, prior to Physician entering into this Agreement.  Physician could have independently purchased the Products from TMP at AWP and under similar terms whether or not Physician retained CCPI’s billing services under this Agreement.  Physician has requested CCPI’s billing services in order to streamline his, her or its billing and claim processing services, so that Physician may concentrate on his, her or its professional practice.  Physician may terminate this Agreement upon thirty (30) days written notice to CCPI, pursuant to Section 3.3 of this Agreement and may, provided Physician maintains his, her or its accounts in good standing, purchase the Products from TMP pursuant to independent purchase orders for the Products, without utilizing CCPI’s billing services.

5.5         Discounts.  The parties acknowledge that the prices being charged by TMP to Physician for the Products under this Agreement may be discounted from TMP’s usual and customary charges for such Products.  The parties agree to comply with the requirements of the federal “safe harbor” regulations, promulgated pursuant to 42 U.S.C. § 1320a-7b, regarding discounts, which regulations are found at 42 Code of Federal Regulations Section 1001.952(h).  Pursuant to such compliance, TMP shall notify Physician of the amount and value of all discounts (including, without limitation, price reductions, rebates and other reductions in price) given on each invoice submitted to Physician.  Further, TMP hereby notifies Physician of its obligation to fully and accurately report such discounts if requested to by the relevant authorities overseeing the Medicare program or a state health care program.  TMP shall promptly provide any information requested by the Medicare program or a state health care program to assist Physician in meeting any reporting requirements to which it may be subject.

5.6         Indemnification and Liability.

(a)          Physician shall indemnify, defend and hold harmless CCPI and TMP against:  (i) any and all liability arising out of Physician’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the negligent operations, acts or omissions of Physician or his, her or its  employees relating to this Agreement, including, without limitation, any violations of state or federal regulations relating to the extension of credit or handling of accounts receivable by Physician; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of CCPI and TMP in connection with the defense of such claims.  This section 5.6(a) shall survive expiration or termination of this Agreement.

(b)          CCPI shall indemnify, defend and hold harmless Physician against: (i) any and all liability arising out of CCPI’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the grossly negligent operations, acts or omissions of CCPI or its employees relating to this Agreement, including, without limitation, any violations of state or federal regulations that have been finally determined by a Court of law; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Physician in connection with the defense of such claims.  This section shall survive expiration or termination of this Agreement.

(c)          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, CCPI AND TMP SHALL NOT BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER CCPI OR TMP WERE ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

ARTICLE VI
MISCELLANEOUS

6.1         Amendment.  This Agreement may be modified or amended only by mutual written agreement of the parties.  Any such modification or amendment must be in writing, dated, signed by the parties and attached to this Agreement.

6.2         Arbitration. Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration. Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute. Any final equitable or other relief shall be ordered in the arbitration proceeding. Each party shall pay an equal share of the fees and expenses of any arbitrator and any administrative fee of JAMS. The prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, in addition to whatever relief the prevailing party may be awarded.

6.3         Assignment, Delegation or Subcontracting.  Except for assignment, delegation or subcontracting by CCPI or TMP to a successor-in-interest or an entity owned, controlled by or under common control with CCPI or TMP, neither party may assign any interest or obligation under this Agreement without the other party’s prior written consent.

6.4         Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective permitted successors and assigns.

6.5         Choice of Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, except choice of law rules that would require the application of the laws of any other jurisdiction.

6.6         Venue.  The parties agree that the County of Los Angeles, California shall be the only proper venue for disputes related to this Agreement, including arbitration.

6.7         Compliance With Laws.  The parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments.

6.8         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9         Entire Agreement.  This Agreement is the entire understanding and agreement of the parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the parties.  No other understanding between the parties shall be binding on them unless set forth in writing, signed by both parties and attached to this Agreement.

6.10       Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

6.11       Force Majeure.  No party shall be liable for nonperformance, defective performance or late performance of any of his, her or its  obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party’s control, including acts of God, war (declared or undeclared), terrorism, action of any governmental authority, civil disturbances, riots, revolutions, vandalism, disruption of public utilities, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, or strikes (or similar nonperformance, defective performance or late performance of employees, suppliers or subcontractors) or computer hardware, software or other electronic system malfunctions.

6.12       Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

6.13       Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns shall include the plural and vice versa.

6.14       No Third-Party Beneficiary Rights.  The parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, group, corporation or entity other than the parties.

6.15       Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice shall be deemed given when sent, if sent as specified in this Section or otherwise deemed given when received.  In each case, notice shall be delivered or sent to the address set forth in the preamble or such other address provided by the party in accordance with this Section.

6.16       Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement and such severance shall have no effect upon the enforceability of the remainder of the Agreement.

6.17       Subcontracting.  CCPI or TMP may subcontract any or all of its obligations under this Agreement without the prior written consent of Physician.

6.18       Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a party must be in writing and shall apply solely to the specific instance expressly stated.

6.19       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

“PHYSICIAN”

Signature:
Print Name:
Title:

“CCPI”

Signature:
Print Name:
Title:

“TMP”

Signature:
Print Name:
Title:

EXHIBIT A

SERVICES

(a)          CCPI shall assist Physician in establishing and maintaining agreements with Payors, as requested by Physician.  The parties agree and acknowledge that establishing a new agreement with a Payor may take up to ninety (90) days, and CCPI shall not be responsible if this process is delayed due to circumstances beyond CCPI’s control, including, without limitation, Physician’s failure to timely provide all information requested by such Payor, or Payor’s internal delays in establishing the agreement with Physician.

(b)          CCPI shall receive claims information from Physician via secure fax or electronic system compliant with the HIPAA requirements as set forth in the Business Associate Agreement attached as Exhibit C hereto, shall review, verify, file, process and submit the claims and/or billing statements to Payors, as applicable, and shall provide a computer-generated report verifying the Payor’s receipt of such claims and/or billing statements.  CCPI shall process the claims within a reasonable amount of time after receipt of the claim information from the Physician.

(c)          CCPI shall take such steps as are reasonably necessary to ensure that all Physician claims are complete and accurate, and are prepared and submitted in accordance with all applicable federal, state and local laws, rules, regulations and policies, to the best of CCPI’s knowledge.

(d)          CCPI shall review Physician’s fee schedule and coordinate it with the billing codes used by CCPI in the preparation of billing statements and claims to Payors.  CCPI shall continually keep Physician advised of fees paid by Payors for the Products or other comparable products.  Physician shall have final authorization and responsibility for proper coding.

(e)          CCPI shall adhere to the requirements of contractual agreements between Physician and Payors.  CCPI shall monitor contract activity, shall identify patterns in underpayments, late payments and denials, and shall take steps to resolve contract issues.  CCPI shall inform Physician of consistent problems with Payors that cannot be resolved by CCPI.

(f)          CCPI shall notify Physician of and furnish Physician copies of all official correspondence received from any federal, state or local agency regarding claims audits, investigations or litigation.

(g)          CCPI shall compare payments received with contractual agreement amounts and appeal, on behalf of Physician, all incorrect payments and denial of claims from initiation of an appeal through adjudication; provided, however, that CCPI shall have the exclusive right to determine to abandon an appeal in its sole discretion upon provision of notice to Physician, which appeal may be assumed by Physician solely at Physician’s own cost.

Exhibit A Page 1

(h)          CCPI shall at Physician’s cost furnish to Physician such periodic reports, as reasonably requested by Physician, and shall communicate with Physician and/or Physician’s designated personnel to resolve any issues arising in connection with Services.

(i)          CCPI shall establish and coordinate activities with all of the personnel participating in Physician’s accounts receivable functions including, but not limited to, Physician’s designated staff and shall assist Physician in education and training of Physician’s personnel regarding appropriate documentation, policies and procedures.

(j)          CCPI shall immediately inform Physician in the event CCPI is investigated or audited by any local, state or federal agency, or in the event that a suit or claim is filed against CCPI related to Services rendered by CCPI under this Agreement.

(k)          TMP shall provide storage and warehousing services to Physician for the storage of Products, which are delivered to Physician, but that Physician does not have current space to store.  Physician acknowledges that such space shall be under Physician’s ultimate control and supervision and that Physician shall bear risk of loss while Products are stored in such space.  Physician shall have access to such space during normal business hours.  Physician hereby grants TMP free access to such space.

(l)          CCPI shall provide supply chain management services and related software and software support to Physician for use by Physician in regards to Physician’s purchase and dispensing of the Products.

(m)          At Physician’s option, Physician may request that CCPI shall, on behalf of Physician, collect any co-payments that are owed to Physician by Physician’s Patients for the purchase of the Products.  This election shall be confirmed in a writing signed by both CCPI and Physician.  CCPI shall charge Physician a 30% fee for collecting any co-payments.  Both CCPI and Physician agree that any provisions in the Agreement that address the operation of the 20% collection fee shall equally apply to the co-payment collection fee of 30%, whereby, for purposes of those sections, the parties agree that a 30% collection fee or 70% net to Physician shall be substituted for any 20% or 80% terms when applied to collection of co-payments by CCPI.

Exhibit A Page 2

EXHIBIT B

DEPOSITORY AGREEMENT

APPLICABLE FOR PURPOSES OF PAYMENTS FROM GOVERNMENTAL PAYORS

Exhibit B Page 1

EXHIBIT C

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (“BAA”) is entered into as of the ___ day of _____________, 20___ (the “BAA Effective Date”) by and between ______________ ___________________, M.D., an individual resident of the State of ___________________, doing business as _____________________________________________________________ at __________________________________________________ (“Covered Entity” or “CE”), and Complete Claims Processing, Inc., a Delaware corporation (“CCPI”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077 and Targeted Medical Pharma, Inc., a Delaware corporation (“TMP”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077 (collectively, “Business Associate” or “BA”) (each a “party” and, collectively, the “parties”).

RECITALS

A.           CE is a “covered entity” under the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”) and, as such, must enter into so-called “business associate” contracts with certain contractors that may have access to certain patient medical information.

B.           Pursuant to the terms of one or more agreements between the parties, including without limitation that certain Product Sale and Billing and Claims Processing Services Agreement dated __________________, 20___ and the exhibits and schedules thereto (collectively, the “Agreement”), BA shall provide certain services to CE.  To facilitate BA’s provision of such services, CE wishes to disclose certain information to BA, some of which may constitute Protected Health Information (“PHI”) (defined below).

C.           CE and BA intend to protect the privacy and provide for the security of PHI disclosed to BA pursuant to the Agreements in compliance with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Public Law 111-005 (“HITECH Act”), and regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HIPAA Regulations”) and other applicable laws, including without limitation California patient privacy laws, as such laws may be amended from time to time.

D.           As part of the HIPAA Regulations, the Privacy Rule and the Security Rule (defined below) require CE to enter into a contract containing specific requirements with BA prior to the disclosure of PHI (defined below), as set forth in, but not limited to, Title 45, Sections 164.314(a), 164.502(e) and 164.504(e) of the Code of Federal Regulations (“C.F.R.”) and contained in this BAA.

NOW, THEREFORE, in consideration of the mutual promises below and the exchange of information pursuant to this BAA, CE and BA agree as follows:

Exhibit C Page 1

AGREEMENT

 1.          Definitions.

1.1         Breach shall have the meaning given to such term under 42 U.S.C. § 17921(1) and 45 C.F.R. § 164.402.

1.2         Business Associate shall have the meaning given to such term under 42 U.S.C. § 17938 and 45 C.F.R. § 160.103.

1.3         Covered Entity shall have the meaning given to such term under 45 C.F.R. § 160.103.

1.4         Data Aggregation shall have the meaning given to such term under 45 C.F.R. § 164.501.

1.5         Designated Record Set shall have the meaning given to such term 45 C.F.R. § 164.501.

1.6         Electronic Protected Health Information or EPHI means Protected Health Information that is maintained in or transmitted by electronic media.

1.7         Electronic Health Record shall have the meaning given to such term under 42 U.S.C. § 17921(5).

1.8         Health Care Operations shall have the meaning given to such term under 45 C.F.R. § 164.501.

1.9         Privacy Rule shall mean the HIPAA Regulation that is codified at 45 C.F.R. Parts 160 and 164, Subparts A and E.

1.10       Protected Health Information or PHI means any information, whether oral or recorded in any form or medium: (i) that relates to the past, present or future physical or mental condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (ii) that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, and shall have the meaning given to such term under 45 C.F.R. § 160.103.  Protected Health Information includes Electronic Protected Health Information.

1.11       Protected Information shall mean PHI provided by CE to BA or created or received by BA on CE’s behalf.

1.12       Security Rule shall mean the HIPAA Regulation that is codified at 45 C.F.R. Parts 160 and 164, Subparts A and C.

1.13       Unsecured PHI shall have the meaning given to such term under 42 U.S.C. § 17932(h), 45 C.F.R. § 164.402 and guidance issued pursuant to the HITECH Act including, but not limited to that issued on April 17, 2009 and published in 74 Federal Register 19006 (April 27, 2009), by the Secretary of the U.S. Department of Health and Human Services (“Secretary”).

Exhibit C Page 2

 2.          Obligations of Business Associate.

2.1         Permitted Access, Use or Disclosure.  BA shall neither permit the unauthorized or unlawful access nor use or disclose PHI other than as permitted or required by the Agreement, this BAA, or as permitted or required by law.  Except as otherwise limited in the Agreement or this BAA, BA may access, use, or disclose PHI (a) to perform its services as specified in the Agreement; and (b) for the proper administration of BA, provided that such access, use, or disclosure would not violate HIPAA, the HITECH Act, or the HIPAA Regulations if done or maintained by CE, unless required or permitted under California law.  If BA discloses Protected Information to a third party, BA must obtain, prior to making any such disclosure, (i) reasonable written assurances from such third party that such Protected Information will be held confidential as provided pursuant to this BAA and only disclosed as required by law or for the purposes for which it was disclosed to such third party, and (ii) a written agreement from such third party to promptly notify BA of any Breaches of confidentiality of the Protected Information, to the extent it has obtained knowledge of such Breach.

2.2         Prohibited Uses and Disclosures under HITECH.  Notwithstanding any other provision in this BAA, BA shall comply with the following requirements:  (i) BA shall not use or disclose Protected Information for fundraising or marketing purposes, except as provided under the Agreement and consistent with the requirements of 42 U.S.C. § 17936; (ii) BA shall not disclose Protected Information to a health plan for payment or health care operations purposes if the patient has requested this special restriction, and has paid out of pocket in full for the health care item or service to which the PHI solely relates, 42 U.S.C. § 17935(a); (iii) BA shall not directly or indirectly receive remuneration in exchange for Protected Information, except with the prior written consent of CE and as permitted by the HITECH Act, 42 U.S.C. § 17935(d)(2); however, this prohibition shall not affect payment by CE to BA for services provided pursuant to the Agreement.

2.3         Appropriate Safeguards.  BA shall implement appropriate safeguards designed to prevent the use or disclosure of Protected Information other than as permitted by the Agreement or this BAA.  BA shall use administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of EPHI.  BA shall comply with each of its obligations under the applicable requirements of 45 C.F.R. §§ 164.308, 164.310, and 164.312 and the policies and procedures and documentation requirements of the HIPAA Security Rule set forth in 45 C.F.R. § 164.316.

2.4         Reporting of Improper Access, Use, or Disclosure.

(a)          Generally.  BA shall promptly notify CE of any Breach of security, intrusion or unauthorized access, use, or disclosure of PHI of which BA becomes aware and/or any access, use, or disclosure of data in violation of the Agreement, this BAA, or any applicable federal or state laws or regulations.  BA shall take (i) prompt corrective action to cure any deficiencies in its policies and procedures that may have led to the incident, and (ii) any action pertaining to such unauthorized access, use, or disclosure required of BA by applicable federal and state laws and regulations.

Exhibit C Page 3

(b)          Breaches of Unsecured PHI.  Without limiting the generality of the reporting requirements set forth in Section 2.4(a), BA also shall, following the discovery of any Breach of Unsecured PHI, notify CE in writing of such Breach without unreasonable delay and in no case later than sixty (60) days after discovery.  The notice shall include the following information if known (or can be reasonably obtained) by BA: (i) contact information for the individuals who were or who may have been impacted by the Breach (e.g., first and last name, mailing address, street address, phone number, email address); (ii) a brief description of the circumstances of the Breach, including the date of the Breach and date of discovery (as defined in 42 U.S.C. § 17932(c)); (iii) a description of the types of Unsecured PHI involved in the Breach (e.g., names, social security numbers, date of birth, addresses, account numbers of any type, disability codes, diagnostic and/or billing codes and similar information); (iv) a brief description of what the BA has done or is doing to investigate the Breach, mitigate harm to the individuals impacted by the Breach.

(c)          Mitigation.  BA shall establish and maintain safeguards to mitigate, to the extent practicable, any deleterious effects known to BA of any unauthorized or unlawful access or use or disclosure of PHI not authorized by the Agreement, this BAA, or applicable federal or state laws or regulations; provided, however, that unless otherwise agreed in writing by the parties or required by applicable federal or state laws or regulations, such mitigation efforts by BA shall not require BA to bear the costs of notifying individuals impacted by such unauthorized or unlawful access, use, or disclosure of PHI; provided, further, however, that BA shall remain fully responsible for all aspects of its reporting duties to CE under Section 2.4(a) and Section 2.4(b).

2.5         Business Associate’s Subcontractors and Agents.  BA shall ensure that any agents or subcontractors to whom it provides Protected Information agree in writing to the same restrictions and conditions that apply to BA with respect to such PHI.  To the extent that BA creates, maintains, receives or transmits EPHI on behalf of the CE, BA shall implement the safeguards required by Section 2.3 above with respect to EPHI.

2.6         Access to Protected Information.  To the extent BA maintains a Designated Record Set on behalf of the CE, BA shall make Protected Information maintained by BA or its agents or subcontractors in Designated Record Sets available to CE for inspection and copying within ten (10) days of a request by CE to enable CE to fulfill its obligations under the Privacy Rule, including, but not limited to, 45 C.F.R. § 164.524.  If BA maintains an Electronic Health Record, BA shall provide such information in electronic format to enable CE to fulfill its obligations under the HITECH Act, including, but not limited to, 42 U.S.C. § 17935(e).

2.7         Amendment of PHI.  To the extent BA maintains a Designated Record Set on behalf of CE, within ten (10) days of receipt of a request from the CE for an amendment of Protected Information or a record about an individual contained in a Designated Record Set, BA or its agents or subcontractors shall make PHI available to CE so that CE may make any amendments that CE directs or agrees to in accordance with the Privacy Rule.

Exhibit C Page 4

2.8         Accounting Rights.  Within ten (10) days of notice by CE of a request for an accounting of disclosures of Protected Information, BA and its agents or subcontractors shall make available to CE the information required to provide an accounting of disclosures to enable CE to fulfill its obligations under the Privacy Rule, including, but not limited to, 45 C.F.R. § 164.528, and its obligations under the HITECH Act, including but not limited to 42 U.S.C. § 17935(c), as determined by CE.  BA agrees to implement a process that allows for an accounting to be collected and maintained by BA and its agents or subcontractors for at least six (6) years prior to the request.  However, accounting of disclosures from an Electronic Health Record for treatment, payment, or health care operations purposes are required to be collected and maintained for only three (3) years prior to the request, and only to the extent BA maintains an electronic health record and is subject to this requirement.  At a minimum, the information collected and maintained shall include, to the extent known to BA: (i) the date of the disclosure; (ii) the name of the entity or person who received PHI and, if known, the address of the entity or person; (iii) a brief description of the PHI disclosed; and (iv) a brief statement of the purpose of the disclosure that reasonably informs the individual of the basis for the disclosure, or a copy of the individual’s authorization, or a copy of the written request for disclosure.  The accounting must be provided without cost to the individual or the requesting party if it is the first accounting requested by such individual within any twelve (12) month period.  For subsequent accountings within a twelve (12) month period, BA may charge the individual or party requesting the accounting a reasonable fee based upon BA’s labor costs in responding to the request and a cost-based fee for the production of non-electronic media copies, so long as BA informs the individual or requesting party in advance of the fee and the individual or requesting party is afforded an opportunity to withdraw or modify the request.  BA shall notify CE within five (5) business days of receipt of any request by an individual or other requesting party for an accounting of disclosures.  The provisions of this Section 2.8 shall survive the termination of this BAA.

2.9         Governmental Access to Records.  BA shall make its internal practices, books and records relating to the use and disclosure of Protected Information available to CE and to the Secretary for purposes of determining BA’s compliance with the Privacy Rule.

2.10       Minimum Necessary.  To the extent feasible in the performance of services under the Agreement, BA (and its agents or subcontractors) shall request, use, and disclose only the minimum amount of Protected Information necessary to accomplish the purpose of the request, use, or disclosure.  Because the definition of “minimum necessary” is in flux, BA shall keep itself informed of guidance issued by the Secretary with respect to what constitutes “minimum necessary.”  Notwithstanding the foregoing, the parties agree that based on the nature of the services provided to CE by BA under the Agreement, BA may be unable to determine what constitutes “minimum necessary” under HIPAA, and thus BA shall be entitled to rely on CE’s direction as to what constitutes “minimum necessary” with respect to the access, use, or disclosure of CE’s PHI in the possession or under the control of BA.

2.11       Permissible Requests by Covered Entity.  CE shall not request BA to use or disclose PHI in any manner that would not be permissible under HIPAA or the HITECH Act if done by CE or BA.  CE shall not direct BA to act in a manner that would not be compliant with the Security Rule, the Privacy Rule, or the HITECH Act.

Exhibit C Page 5

2.12       Breach Pattern or Practice by CE.  Pursuant to 42 U.S.C. § 17934(b), if BA knows of a pattern of activity or practice of CE that constitutes a material breach or violation of CE’s obligations under the Agreement, this BAA, or other arrangement, BA must take reasonable steps to cure the breach or end the violation.  If the steps are unsuccessful, BA must terminate the Agreement to which the breach and/or violate relates if feasible, or if termination is not feasible, report the problem to the Secretary of the Department of Health and Human Services.

 3.          Term and Termination.

3.1         Term.  The term of this BAA shall be effective as of the Effective Date and shall terminate when all of the PHI provided by CE to BA, or created or received by BA on behalf of CE, is destroyed or returned to CE.

3.2         Termination.

(a)          Material Breach by BA.  Upon any material breach of this BAA by BA, CE shall provide BA with written notice of such breach and such breach shall be cured by BA within thirty (30) business days of such notice.  If such breach is not cured within such time period, CE may immediately terminate this BAA and the Agreement.

(b)          Effect of Termination.  Upon termination of any of the Agreements for any reason, BA shall, if feasible, return or destroy all PHI relating to such Agreement that BA or its agents or subcontractors still maintain in any form, and shall retain no copies of such PHI.  If return or destruction is not feasible, BA shall continue to extend the protections of this BAA to such information, and limit further use of such PHI to those purposes that make the return or destruction of such PHI infeasible.

Exhibit C Page 6

 4.          Compliance with State Law.  Nothing in this BAA shall be construed to require BA to use or disclose Protected Information without a written authorization from an individual who is a subject of the Protected Information, or without written authorization from any other person, where such authorization would be required under state law for such use or disclosure.

 5.          Amendment to Comply with Law.  Because state and federal laws relating to data security and privacy are rapidly evolving, amendment of the Agreement or this BAA may be required to provide for procedures to ensure compliance with such developments.  BA and CE shall take such action as is necessary to implement the standards and requirements of HIPAA, the HITECH Act, the Privacy Rule, the Security Rule and other applicable laws relating to the security or confidentiality of PHI.  BA shall provide to CE satisfactory written assurance that BA will adequately safeguard all PHI.  Upon the request of either party, the other party shall promptly enter into negotiations concerning the terms of an amendment to this BAA embodying written assurances consistent with the standards and requirements of HIPAA, the HITECH Act, the Privacy Rule, the Security Rule or other applicable laws.  CE may terminate the applicable Agreement upon thirty (30) days written notice in the event (i) BA does not promptly enter into negotiations to amend the Agreement or this BAA when requested by CE pursuant to this Section or (ii) BA does not enter into an amendment to the Agreement or this BAA providing assurances regarding the safeguarding of PHI that CE, in its sole discretion, deems sufficient to satisfy the standards and requirements of applicable laws, within thirty (30) days following receipt of a written request for such amendment from CE.

 6.          No Third-Party Beneficiaries.  Nothing express or implied in the Agreement or this BAA is intended to confer, nor shall anything herein confer upon any person other than CE, BA and their respective successors or assigns, any rights, remedies, obligations or liabilities whatsoever.

 7.          Notices.  All notices hereunder shall be in writing, delivered personally, by certified or registered mail, return receipt requested, or by overnight courier, and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, postage prepaid, or deposited with the overnight courier addressed as follows:

If to CE:	_____________________________ _____________________________ _____________________________ Attn: ________________________ Fax: _________________________
If to BA:	COMPLETE CLAIMS PROCESSING, INC. 2980 Beverly Glen Circle, Suite 301 Los Angeles, CA 90077 Attn: Security Officer Fax: [TBD]
With copies to:	HOOPER, LUNDY & BOOKMAN, P.C. 1875 Century Park East, Suite 1600 Los Angeles, CA 90067 Attn: David A. Hatch, Esq. Fax: 310-551-8181

Exhibit C Page 7

or to such other persons or places as either party may from time to time designate by written notice to the other.

 8.           Interpretation.  The provisions of this BAA shall prevail over any provisions in the Agreement that may conflict or appear inconsistent with any provision in this BAA.  This BAA and the Agreement shall be interpreted as broadly as necessary to implement and comply with HIPAA, the HITECH Act, the Privacy Rule and the Security Rule.  Any ambiguity in this BAA shall be resolved in favor of a meaning that complies and is consistent with HIPAA, the HITECH Act, the Privacy Rule and the Security Rule.  Except as specifically required to implement the purposes of this BAA, or to the extent inconsistent with this BAA, all other terms of the Agreement shall remain in force and effect.

 9.           Entire Agreement of the Parties.  This BAA supersedes any and all prior and contemporaneous business associate agreements or addenda between the parties and constitutes the final and entire agreement between the parties hereto with respect to the subject matter hereof.  Each party to this BAA acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, with respect to the subject matter hereof, have been made by either party, or by anyone acting on behalf of either party, which are not embodied herein.  No other agreement, statement or promise, with respect to the subject matter hereof, not contained in this BAA shall be valid or binding.

 10.         Regulatory References.  A reference in this BAA to a section of regulations means the section as in effect or as amended, and for which compliance is required.

 11.         Counterparts.  This BAA may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

Exhibit C Page 8

IN WITNESS WHEREOF, the parties hereto have duly executed this BAA as of the BAA Effective Date.

“CE” __________________________________,	“BA” COMPLETE CLAIMS PROCESSING, INC., a Delaware corporation
a(n)
By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Print Name:
Title:

Exhibit C Page 9